Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
+1-415-773-5700
orrick.com
December 9, 2021
Weave Communications, Inc.
1331 W Powell Way
Lehi, Utah 84043
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel for Weave Communications, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of an aggregate of 2,256,377 shares (the “Shares”) of common stock of the Company, par value $0.00001 per share (the “Common Stock”), on behalf of selling stockholders described in the prospectus (the “Prospectus”) included in the Registration Statement.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation (the “Charter”), (ii) the Amended and Restated Bylaws of the Company, (iii) the employee benefit plan pursuant to which the Shares were or may be issued, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.
The Opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP